EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports Third Quarter 2015 Results
Houston, Texas - October 30, 2015 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $297.8 million, or $1.31 per share (basic and diluted), for the three months ended September 30, 2015, compared to a net loss attributable to common stockholders of $89.6 million, or $0.40 per share (basic and diluted), for the comparable 2014 period. For the nine months ended September 30, 2015, Cheniere reported a net loss attributable to common stockholders of $684.0 million, or $3.02 per share (basic and diluted), compared to a net loss attributable to common stockholders of $389.3 million, or $1.74 per share (basic and diluted), during the corresponding period of 2014.

Significant items for the three months ended September 30, 2015 resulted in a loss of $134.2 million and are related to derivative loss primarily associated with the changes in long-term LIBOR during the period, and development expense, partially offset by changes in operating and maintenance expense associated with the increase in fair value of certain natural gas purchase agreements related to gas procurement for the liquefaction project currently under construction at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”). Significant items for the nine months ended September 30, 2015 resulted in a loss of $343.8 million and are related to derivative loss, loss on early extinguishment of debt, and development expense, partially offset by changes in operating and maintenance expense described above.

Included in general and administrative expense were non-cash compensation expenses of $27.1 million and $85.2 million for the three and nine months ended September 30, 2015, respectively, compared to $21.2 million and $80.4 million for the comparable 2014 periods, respectively.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP), which is based on our 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE MKT: CQH) which owns a 55.9% limited partner interest in Cheniere Partners.
Recent Significant Events

•
In July 2015, we entered into a liquefied natural gas (“LNG”) Sale and Purchase Agreement (“SPA”) with Central El Campesino for approximately 0.6 million tonnes per annum (“mtpa”) through our subsidiary, Cheniere Marketing International LLP (“Cheniere Marketing”). Volumes are to be delivered ex-ship (“DES”) for 20 years beginning in 2019 from the liquefaction project currently under construction near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project”).

•
Cheniere Marketing entered into LNG sales arrangements with Électricité de France, S.A. (“EDF”) for the delivery of LNG cargoes on a DES basis. The sales arrangements with EDF cover the delivery of up to approximately 189 million MMBtus total through 2018.

•
Sabine Pass Liquefaction, LLC (“SPL”) entered into a $1.2 billion working capital facility that will be used primarily for certain working capital requirements related to developing and placing into operation the Sabine Pass Liquefaction Project.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six natural gas liquefaction trains (“Trains”), each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities.
The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in August 2012, and as of September 30, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 95.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 73.6%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
The permitting process for Trains 5 and 6 has been completed. In April 2015, Cheniere Partners received U.S. Federal Energy Regulatory Commission (“FERC”) authorization to site, construct, and operate Trains 5 and 6. In June 2015, Cheniere Partners received authorization from the U.S. Department of Energy (“DOE”) to export LNG to non-free trade agreement (“non-FTA”) countries.

▪
Construction on Train 5 began on June 30, 2015, and we expect Train 5 to commence operations as early as 2018. We expect to commence construction on Train 6 upon entering into acceptable commercial arrangements and obtaining adequate financing.

Corpus Christi Liquefaction Project
We are developing up to five Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, as part of the Corpus Christi Liquefaction Project.

The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in May 2015. As of September 30, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 22.8%, with engineering, procurement and construction approximately 82.0%, 32.0% and less than 1% complete, respectively. The construction of the Corpus Christi Pipeline is planned to commence in 2016.

▪
We have entered into an SPA for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and will contemplate making an FID to commence construction upon entering into additional SPAs. To date, we have obtained sufficient financing commitments and all necessary regulatory permits required to support the development of Trains 1 through 3.

▪
Trains 4 and 5 are under development. We have initiated the regulatory process by filing the NEPA pre-filing request with the FERC and requesting authorization from the DOE to export LNG to both FTA and non-FTA countries. In August, the DOE granted authorization to export LNG from Trains 4 and 5 to FTA countries.

Timelines for Liquefaction Projects

Target Date
	SPL		CCL
Milestone	Trains 1 - 4	Trains 5 & 6	Trains 1 - 3	Trains 4 & 5
DOE export authorization	Received	Received	Received	2017
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015/2016	T1-T2: Completed T3: 2015/2016
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
- PT Pertamina (Persero)			1.52 mtpa
- Endesa, S.A.			2.25 mtpa
- Iberdrola, S.A.			0.76 mtpa
- Gas Natural Fenosa LNG SL			1.50 mtpa
- Woodside Energy Trading Singapore			0.85 mtpa
- Électricité de France, S.A.			0.77 mtpa
- EDP Energias de Portugal S.A.			0.77 mtpa
EPC contracts	Completed	T5: Completed T6: 2015/2016	Completed
Financing	Completed	T5: Completed T6: 2015/2016	Completed
FERC authorization	Completed	Completed	Completed	2017
Issue Notice to Proceed	Completed	T5: Completed T6: 2015/2016	T1-T2: Completed T3: 2015/2016	2017
Commence operations	2015 - 2017	2018/2019	2018/2019	2021

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Partners, Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. Construction has begun on Trains 1 through 5 of the Sabine Pass Liquefaction Project. Cheniere is also developing liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed for up to five Trains, with expected aggregate nominal production capacity of approximately 22.5 mtpa of LNG, four LNG storage tanks with capacity of approximately 13.5 Bcfe and two LNG carrier docks. Construction has begun on the first two Trains of the Corpus Christi Liquefaction Project. Cheniere has agreed in principle to partner with Parallax Enterprises, LLC for the development of up to 11 mtpa of LNG production capacity through Parallax’s two mid-scale natural gas liquefaction projects, Live Oak LNG and Louisiana LNG.
For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
LNG terminal revenues	$67,212	$66,983	$202,698	$200,243
Marketing and trading revenues (losses)	(1,557)	(499)	(1,601)	482
Other	404	323	1,356	1,277
Total revenues	66,059	66,807	202,453	202,002

Operating costs and expenses
Operating and maintenance expense (income)	(6,251)	25,908	49,319	69,262
Depreciation expense	21,638	16,189	59,561	48,962
Development expense	4,935	11,544	37,640	38,919
General and administrative expense	97,332	74,255	263,205	215,783
Other	479	75	920	245
Total operating costs and expenses	118,133	127,971	410,645	373,171

Loss from operations	(52,074)	(61,164)	(208,192)	(171,169)

Other income (expense)
Interest expense, net of capitalized interest	(93,566)	(46,884)	(238,664)	(130,943)
Loss on early extinguishment of debt	—	—	(96,273)	(114,335)
Derivative gain (loss), net	(161,482)	5,379	(242,123)	(89,222)
Other income (expense)	(39)	(160)	616	(39)
Total other expense	(255,087)	(41,665)	(576,444)	(334,539)

Loss before income taxes and non-controlling interest	(307,161)	(102,829)	(784,636)	(505,708)
Income tax benefit (expense)	69	(1,971)	(102)	(2,147)
Net loss	(307,092)	(104,800)	(784,738)	(507,855)
Less: net loss attributable to non-controlling interest	(9,284)	(15,219)	(100,726)	(118,536)
Net loss attributable to common stockholders	$(297,808)	$(89,581)	$(684,012)	$(389,319)

Net loss per share attributable to common stockholders—basic and diluted	$(1.31)	$(0.40)	$(3.02)	$(1.74)

Weighted average number of common shares outstanding—basic and diluted	227,126	224,309	226,648	223,710

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,340,262	$1,747,583
Restricted cash	652,225	481,737
Accounts and interest receivable	6,645	4,419
LNG inventory	9,032	4,294
Other current assets	78,108	20,844
Total current assets	2,086,272	2,258,877

Non-current restricted cash	118,909	550,811
Property, plant and equipment, net	15,225,250	9,246,753
Debt issuance costs, net	640,399	242,323
Non-current derivative assets	30,770	11,744
Goodwill	76,819	76,819
Other non-current assets	273,840	186,356
Total assets	$18,452,259	$12,573,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,558	$13,426
Accrued liabilities	457,901	169,129
Deferred revenue	26,653	26,655
Derivative liabilities	33,839	23,247
Other current liabilities	268	18
Total current liabilities	530,219	232,475

Long-term debt, net	15,835,910	9,806,084
Non-current deferred revenue	10,500	13,500
Non-current derivative liabilities	125,473	267
Other non-current liabilities	85,226	19,840

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at September 30, 2015 and December 31, 2014
Issued and outstanding: 236.0 million shares and 236.7 million shares at September 30, 2015 and December 31, 2014, respectively	708	712
Treasury stock: 11.2 million shares and 10.6 million shares at September 30, 2015 and December 31, 2014, respectively, at cost	(337,057)	(292,752)
Additional paid-in-capital	3,029,317	2,776,702
Accumulated deficit	(3,332,851)	(2,648,839)
Total stockholders’ deficit	(639,883)	(164,177)
Non-controlling interest	2,504,814	2,665,694
Total equity	1,864,931	2,501,517
Total liabilities and equity	$18,452,259	$12,573,683

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.

As of September 30, 2015, we had cash and cash equivalents of $1,340.3 million available to Cheniere. In addition, we had current and non-current restricted cash and cash equivalents of $771.1 million (which included current and non-current restricted cash and cash equivalents available to Cheniere Partners, SPL, Sabine Pass LNG, L.P., and Cheniere Corpus Christi Holdings, LLC.) designated for the following purposes: $327.2 million for the Sabine Pass Liquefaction Project, $11.3 million for Cheniere Creole Trail Pipeline, L.P., $129.1 million for interest payments related to the Sabine Pass LNG, L.P. senior secured notes, $71.3 million for the Corpus Christi Liquefaction Project, and $232.2 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663